Exhibit (h)(25)

FUND OF FUNDS INVESTMENT AGREEMENT

This Investment Agreement (the “Agreement”), dated as of June 3, 2025, is between Ultimus Managers Trust (the “Acquiring Trust”), on behalf of each of its series listed on Schedule A (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), severally and not jointly, and BondBloxx ETF Trust (the “Acquired Trust”), on behalf of each of its series listed on Schedule B and such additional series as shall be designated in the future (each, an “Acquired Fund,” and collectively, the “Acquired Funds”), severally and not jointly.

WHEREAS, the Acquiring Funds and the Acquired Funds are investment companies that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(l)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(l)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(l) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(l) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, each of the Acquiring Funds and the Acquired Funds desires to set forth the following terms pursuant to which each of the Acquiring Funds may invest in each of the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)	Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, the investment adviser of the Acquired Fund (the “Acquired Fund Adviser”) shall evaluate the material terms of the Acquiring Fund’s investment in the Acquired Fund (the “Material Terms”), including, at a minimum, but not limited to: (i) the scale of contemplated investments by the Acquiring Fund and any maximum investment limits; (ii) the anticipated timing of redemption requests by the Acquiring Fund; (iii) whether, and under what circumstances, the Acquiring Fund will provide advance notification of investment and redemptions; and (iv) the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any redemptions in kind; and shall find that any undue influence concerns associated with the AcquiringFund’s investment in the Acquired Fund is reasonably addressed.

(b)	In order to help reasonably address the risk of undue influence on the Acquired Funds by the Acquiring Funds, each of the Acquiring Funds and each of the Acquired Funds agree to the following Material Terms regarding each Acquiring Fund’s investment in an Acquired Fund necessary to make the required finding:

(i)	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund.

(ii)	Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to provide advance notification of redemption requests to the Acquired Fund and to spread large redemption requests over multiple days, whenever practicable. For redemptions over 5% of the Acquired Fund’s total assets, Acquiring Fund will provide 3 business days’ notice to the Acquired Fund. For redemptions over 10% of the Acquired Fund’s total assets, Acquiring Fund will provide 6 business days’ notice to the Acquired Fund. For redemptions over 20% of the Acquired Fund’s total assets, Acquiring Fund will provide 10 business days’ notice to the Acquired Fund.

(iii)	Scale of investment. The Acquiring Fund will use reasonable efforts to limit the amount of Acquired Fund shares it owns to no more than 25% of the Acquired Fund’s assets. The Acquiring Fund shall be entitled to rely on information regarding the Acquired Fund’s assets provided by the Acquired Fund.

(iv)	Control analysis. At such time as any Acquiring Fund’s investment in an Acquired Fund exceeds any of the limits of Section 12(d)(l) of the 1940 Act, the Acquiring Fund will provide to the Acquired Fund a list of the affiliates (as defined under the 1940 Act) of the Acquiring Fund, of the investment adviser to the Acquiring Fund (the “Acquiring Fund Adviser”) and of any investment sub-adviser to the Acquiring Fund, if applicable. Thereafter, each Acquiring Fund will notify the Acquired Fund of any change to the list of affiliates as soon as reasonably practicable after such change occurs.

(c)	Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(l)(A), the investment adviser of the Acquiring Fund (each, an “Acquiring Fund Adviser”) shall evaluate at a minimum the complexity of the structure of the Acquiring Fund’s investment in the Acquired Fund and the fees and expenses associated with the Acquiring Fund’s investment in the Acquired Fund, and find that the fees and expenses of the Acquiring Fund do not duplicate the fees and expenses of the Acquired Fund.

(d)	In order to assist the Acquiring Fund Adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund and any other information reasonably requested by the Acquiring Fund in order for the Acquiring Fund to make its finding required under the Rule.

(e)	Both the Acquired Fund Adviser and Acquiring Fund Adviser shall report their evaluation, findings, and the basis for their evaluations or findings required by paragraphs (a)-(d) of this section, as applicable, to either the Acquired Trust or Acquiring Trust, respectively.

2.	Representations and Obligations of the Acquired Fund

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(l)(A), the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquired Fund; (ii) to comply with its obligations under this Agreement; (iii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund under the Rule; and (iv) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund or this Agreement.

3.	Representations and Obligations of the Acquiring Fund

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(l)(A), the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquiring Fund; (ii) to comply with its obligations under this Agreement; (iii) to participate in the proposed transactions in a manner that addresses the concerns underlying the Rule during such periods when it is investing in reliance on the Rule and this Agreement; (iv) that investments in the Acquired Fund will be consistent with the investment policies set forth in the Acquiring Fund’s registration statement; (v) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquired Fund under the Rule; and (iv) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund or this Agreement.

(b)	The Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliated persons of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(c)	The Acquiring Fund and its Advisory Group, as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease in the outstanding voting securities of an Acquired Fund, an Acquiring Fund and its Advisory Group, in the aggregate, hold more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders will vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of the Acquired Fund’s shares; provided, however, that in circumstances where all holders of the outstanding voting securities of the Acquired Fund are required by this provision or otherwise under the Rule or Section 12(d)(1) of the 1940 Act to vote securities of the Acquired Fund in the same proportion as the vote of all other holders of such securities, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to such Acquired Fund securities and vote such proxies only in accordance with such instructions. Notwithstanding the foregoing, this paragraph shall not apply if the Acquiring Fund is in the same group of investment companies (as defined in the Rule) as an Acquired Fund, or the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by or under common control with the Acquiring Fund’s investment sub-adviser acts as the Acquired Fund’s investment adviser or depositor.

(d)	No Acquiring Fund or an affiliated person of an Acquiring Fund will cause any existing or potential investment by the Acquiring Fund in an Acquired Fund to influence the terms of any services or transactions among: (i) the Acquiring Fund or an affiliated person of an Acquiring Fund; and (ii) the Acquired Fund or an affiliated person of the Acquired Fund.

(e)	The Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any primary market purchase of shares by an Acquiring Fund through a broker or other participant of a registered clearing agency.

4.	Indemnification

(a)	Each Acquiring Fund agrees to hold harmless and indemnify the applicable Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b)	Each Acquired Fund agrees to hold harmless and indemnify the applicable Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the Rule shall be in writing and shall be delivered to the contact identified below by (i) overnight courier, (ii) registered or certified mail, (iii) facsimile with confirmation during normal business hours, or (iv) electronic mail. All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.

If to an Acquiring Fund:

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

ATTN: Karen Jaccoppo-Wood

Email: [REDACTED]

With a copy to:

Sullivan & Worcester LLP

1666 K Street NW

Washington, DC 20006

ATTN: Nicole M. Crum

Email: [REDACTED]

If to an Acquired Fund:

BondBloxx Investment Management

700 Larkspur Landing Circle, Suite 250

Larkspur, CA 94939

ATTN: Joanna Gallegos

Email: info@bondbloxxetf.com

6.	Termination; Governing Law

(a)	This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(l)(A) limits in reliance on the Rule.

(b)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

7.	Miscellaneous

(a)	This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(a).

(b)	This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as providedin this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(c)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)	With the exception of Schedule B, which may be amended by the Acquired Funds in their sole discretion, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f)	In any action involving an Acquired Fund or an Acquiring Fund under this Agreement, each Acquiring Fund or Acquired Fund agrees to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquiring Trust or Acquired Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Ultimus Managers Trust
on behalf of each of the Acquiring Funds listed on Schedule A

By:	/s/ Todd Heim
Name:	Todd Heim
Title:	President

BondBloxx ETF Trust
on behalf of each of the Acquired Funds listed on Schedule B

By:	/s/ Tony Kelly
Name:	Tony Kelly
Title:	Vice President

SCHEDULE A

List of Acquiring Funds

Q3 All-Season Systematic Opportunities Fund (QASOX)

Q# All-Season Tactical Fund (QAITX)

Sch. A-1

SCHEDULE B

List of Acquired Funds

BondBloxx USO High Yield Bond Consumer Cyclicals Sector ETF

BondBloxx USO High Yield Bond Consumer Non-Cyclicals Sector ETF

BondBloxx USO High Yield Bond Energy Sector ETF

BondBloxx USO High Yield Bond Financial Sector ETF

BondBloxx USO High Yield Bond Healthcare Sector ETF

BondBloxx USO High Yield Bond Industrials Sector ETF

BondBloxx USO High Yield Bond Telecom Media & Technology Sector ETF

BondBloxx USO High Yield Sector Rotation ETF

BondBloxx BB Rated USO High Yield Corporate Bond ETF

BondBloxx B Rated USO High Yield Corporate Bond ETF

BondBloxx CCC Rated USO High Yield Corporate Bond ETF

BondBloxx JP Morgan USO Emerging Markets 1-10 Year Bond ETF

BondBloxx Bloomberg Six Month Target Duration US Treasury ETF

BondBloxx Bloomberg One Year Target Duration US Treasury ETF

BondBloxx Bloomberg Two Year Target Duration US Treasury ETF

BondBloxx Bloomberg Three Year Target Duration US Treasury ETF

BondBloxx Bloomberg Five Year Target Duration US Treasury ETF

BondBloxx Bloomberg Seven Year Target Duration US Treasury ETF

BondBloxx Bloomberg Ten Year Target Duration US Treasury ETF

BondBloxx Bloomberg Twenty Year Target Duration US Treasury ETF

BondBloxx BBB Rated 1-5 Year Corporate Bond ETF

BondBloxx BBB Rated 5-10 Year Corporate Bond ETF

BondBloxx BBB Rated 10+ Year Corporate Bond ETF

BondBloxx IR+M Tax-Aware Short Duration ETF

BondBloxx IR+M Tax-Aware Intermediate Duration ETF

BondBloxx IR+M Tax-Aware Massachusetts

BondBloxx PRIVATE CREDIT CLO ETF

Sch. B-1